EXHIBIT 99.1

***For Immediate Release***

News Release: April 29, 2010
Contact:               Connie Waks
            206.340.2305 ● cwaks@fhlbsea.com

Federal Home Loan Bank of Seattle Announces

First Quarter 2010 Preliminary Operating Highlights

Seattle – Today, the Federal Home Loan Bank of Seattle (Seattle Bank) announced first quarter 2010 preliminary operating highlights. The Seattle Bank reported net income of $6.1 million for the three months ended March 31, 2010, an increase of $22.3 million from a net loss of $16.2 million for the same period in 2009.

The Seattle Bank attributes the increase in first quarter 2010 net income primarily to lower credit-related charges recorded in earnings on private-label mortgage-backed securities (MBS) classified as other-than-temporarily-impaired (OTTI).

The Seattle Bank recorded $19.6 million of additional credit losses on its private-label mortgage-backed securities during the first quarter of 2010, which compares to $71.7 million of OTTI credit losses for the same period in 2009.

“We are obviously pleased with our return to profitability,” said the Seattle Bank’s president and CEO Richard M. Riccobono. “Although it is too soon to say that we’ve turned a corner with respect to our private-label MBS investments, we are heartened by our first quarter results. This is still an uncertain time for our industry, however, and we continue to prudently manage our business to provide members of the Seattle Bank cooperative access to liquidity and funding in support of the housing and economic development needs of their communities.”

Net interest income for the three months ended March 31, 2010, declined significantly, to $41.5 million from $74.4 million for the same period in 2009, primarily due to lower advance volumes, increased funding costs, and reduced returns on invested capital. Declining advance volumes were primarily due to repayment of maturing advances, as well as generally lower advance demand across the Seattle Bank’s membership.

Other Financial Highlights

•	Total assets increased to $51.8 billion as of March 31, 2010, from $51.1 billion as of December 31, 2009, primarily as a result of increases in our investments.

•	The Seattle Bank held $2.9 billion of regulatory capital as of March 31, 2010, compared to $2.8 billion as of December 31, 2009.

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The Seattle Bank had retained earnings of $59.0 million and an accumulated other comprehensive loss of $855.8 million as of March 31, 2010, compared to retained earnings of $52.9 million and an accumulated other comprehensive loss of $908.8 million as of December 31, 2009.

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As of March 31, 2010, the Seattle Bank had a total capital-to-assets ratio of 5.51 percent and a leverage ratio of 8.11 percent, compared to 5.58 percent and 8.21 percent, respectively, as of December 31, 2009.

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The Seattle Bank continues to comply with all of its regulatory capital requirements, reporting its seventh consecutive month of risk-based capital surpluses. As of March 31, 2010, the Seattle Bank held a risk-based capital surplus of $490.1 million.

Although the Seattle Bank complies with all of its regulatory capital requirements, it remains classified as “undercapitalized” by the Federal Housing Finance Agency (Finance Agency) and currently may not, among other things, redeem or repurchase capital stock. The Seattle Bank submitted a capital restoration plan to the Finance Agency in early December 2009, and on April 19, 2010, the Finance Agency requested that the Seattle Bank provide a supplement to the capital restoration plan within 120 days. The supplement will be in the form of a more specific business plan with steps the bank will take to resume timely redemptions and repurchases of member capital stock.

Unaudited Selected Financial Data ($ thousands)
Selected Statement of Condition Data:	As of March 31, 2010	As of December 31, 2009
Investments (1)	$27,895,376	$23,816,776
Advances	19,865,353	22,257,026
Mortgage loans held for portfolio, net	3,923,542	4,106,195
Total assets	51,822,444	51,094,483
Consolidated obligations, net	48,201,193	48,263,871
Total capital stock	1,847,976	1,849,667
Retained earnings	58,964	52,897
Total accumulated other comprehensive loss	(855,756)	(908,816)
Total capital (2)	1,051,184	993,748

Selected Statement of Income Data:	For the Three Months Ended March 31, 2010	For the Three Months Ended March 31, 2009
Net interest income after provision for credit losses	$41,938	$74,364
Net other-than-temporary impairment losses	(19,640)	(71,668)
Other non-interest income (loss)	776	(6,882)
Total other expense	14,816	12,006
Total assessments	2,191	33
Net income (loss)	6,067	(16,225)

(1)	Investments consist of interest-bearing deposits, securities purchased under agreements to resell, federal funds sold, available-for-sale securities, and held-to-maturity securities.
(2)	Total capital excludes capital stock classified as mandatorily redeemable capital stock, which totaled $948 million as of March 31, 2010, and $947 million as of December 31, 2009. Mandatorily redeemable capital stock is included in regulatory capital.

The Seattle Bank expects to file its First Quarter 2010 Form 10-Q with the SEC on or around May 12, 2010.

About the Seattle Bank

The Federal Home Loan Bank of Seattle is a financial cooperative that provides liquidity, funding, and services to enhance the success of its members and support the availability of affordable homes and economic development in the communities they serve. Our funding and financial services enable approximately 370 member institutions to provide their customers with greater access to mortgages, commercial lending, and affordable housing. The Seattle Bank commits 10 percent of its annual profits to help fund affordable housing and homeownership.

The Seattle Bank serves eight states, American Samoa, Guam, and the Northern Mariana Islands. Our members include commercial banks, credit unions, thrifts, industrial loan corporations, and insurance companies.

The Seattle Bank is one of 12 Federal Home Loan Banks in the United States. Together, the Federal Home Loan Banks represent one of the country’s largest private sources of liquidity and funding for community financial institutions, as well as funding for affordable housing.

This press release contains forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties. Actual performance may differ materially from that expected or implied in forward-looking statements because of many factors. Such factors may include, but are not limited to, changes in general economic and market conditions (including effects on, among other things, mortgage-related securities), the Seattle Bank's ability to meet adequate capital levels, regulatory and legislative actions and approvals (including those of the Finance Agency), accounting adjustments or requirements (including changes in assumptions and estimates used in our financial models), business and capital plan adjustments and amendments, demand for advances, changes in the bank's management and Board of Directors, competitive pressure from other Federal Home Loan Banks and alternative funding sources, interest-rate volatility, shifts in demand for our products and consolidated obligations, changes in projected business volumes, our ability to appropriately manage our cost of funds, the cost-effectiveness of our funding, changes in our membership profile or the withdrawal of one or more large members, and hedging and asset-liability management activities. Additional factors are discussed in the Seattle Bank's 2010 annual report on Form 10-K filed with the SEC. The Seattle Bank does not undertake to update any forward-looking statements made in this announcement.